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Exhibit 21

List of Subsidiaries
of
Alliance Data Systems Corporation

Name of Direct Subsidiary	State & Date of Inc.	Doing Business As	Subsidiaries
ADS Alliance Data Systems, Inc.	Delaware 4/22/83	ADS Alliance Data Systems, Inc.	LoyaltyOne, Inc. (Ohio 12/13/00) Subsidary Loyalty RealTime, Inc. (Ohio 12/13/00)
Enlogix, Inc. (Canada, 03/01/02) Subsidiary Alliance Data L.P. (Alberta, Ontario, Canada 06/01/98)
Orcom Solutions, Inc. (Delaware 12/10/96)
Conservation Billing Services, Inc. (Florida 06/26/91)
Alliance Recovery Management, Inc. (Delaware 02/02/01)
Alliance Data Systems, LLC (Delaware 09/05/00)
World Financial Capital Bank	Utah 04/02/03	World Financial Capital Bank	NONE
World Financial Network National Bank	Federal Charter 05/01/89	World Financial Network National Bank	WFN Credit Company, LLC (Delaware Chartered 05/01/01)
WFN Funding Company II, LLC (Delaware Chartered 06/11/03)
Loyalty Management Group Canada, Inc.	Ontario, Toronto, Canada amalgamated 07/24/98	Loyalty Management Group Canada, Inc.	LMG Travel Services, Ltd. (Ontario, Toronto, Canada 02/21/92)
Alliance Data L.P. (Alberta, Ontario, Canada 06/01/98)
ADS Reinsurance Ltd.	Bermuda 11/26/98	ADS Reinsurance Ltd.	NONE
ADS Commercial Services, Inc.	Delaware 01/18/95	ADS Commercial Services, Inc.	NONE
ADS MB Corporation	Delaware 08/29/01	The Mail Box	NONE

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  Exhibit 21
List of Subsidiaries of Alliance Data Systems Corporation